Exhibit 3

JOINT FILING AGREEMENT

This Joint Filing Agreement is filed as an exhibit to Schedule 13D being filed by Andrew Hidalgo and Turquino Equity LLC in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, which requires an agreement in writing indicating that the Schedule 13D to which this Agreement is attached is filed on behalf of the below-named entities, that they are each responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such persons contained therein.

This Joint Filing Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute one agreement.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of February 11, 2019.

/s/ ANDREW HIDALGO
Andrew Hidalgo

TURQUINO EQUITY LLC

By:	/s/ ANDREW HIDALGO
Name:	Andrew Hidalgo
Title:	Managing Member